EXHIBIT 10.84

February 13, 2008

Ms. Irene Esteves

xxxxxxxxxxxxxxxxxx

xxxxxxx, xx xxxxx

Dear Irene:

The purpose of this letter is to confirm the terms of our offer to you for the position of Senior Executive Vice President and Chief Financial Officer of Regions Financial Corporation (the “Company”). While you hold this position, you will be a member of the Company’s Executive Council. As discussed, your employment with the Company will commence on April 1, 2008. Following are the terms of the Company’s offer to you. During your employment in this position:

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Annual Base Salary: Your annual base salary will be $575,000. Base salary reviews and adjustments usually occur in January of each year and any salary adjustments are determined by the Company in its discretion.

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Annual Bonus Opportunity: You will participate in the Company’s Executive Incentive Plan (“EIP”) with an annual target bonus opportunity of 130% of base salary. Your actual bonus payout can range from 0 to 2x your target opportunity. Calculation of your bonus will be weighted 50% on the Company’s performance and 50% on your performance against pre-established goals and objectives. Notwithstanding the foregoing, your 2008 and 2009 annual bonuses, which will be payable in accordance with the terms of the EIP in February 2009 and February 2010, respectively, will each equal at least $1,000,000.

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Up-front Equity Grant. In consideration of your forfeiting non-vested compensation at your current employer, the Company will grant you shares of restricted stock with a value of $1,000,000 and stock options with a value of $1,000,000, each as determined on the date of grant. The stock option value will be based on the Black-Scholes valuation model as determined by the Company. The grant date of these shares will be April 1, 2008, provided your employment commences on that date. The restricted stock will cliff vest after the end of a three (3) year period and the stock options will vest ratably over a three (3) year period, in each case subject to the terms of the applicable award agreement.

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Change in Control Agreement. You will also be entitled to enter into a change-in-control agreement, which provides you with a severance payment equal to three times (3x) base salary and bonus for an eligible termination of employment following a change-in-control of the Company.

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Other Employee Compensation and Benefit Plans. You will be eligible to participate in the Company’s employee benefit plans as in effect from time to time, including, but not limited to, participation in the Company’s health and welfare plans, the Company’s 401(k) plan, the Company’s Executive

Supplemental Retirement Benefit Plan, the Company’s Long Term Incentive Plan, annual executive physical at the Mayo Clinic, financial planning through the AYCO Company, and the Company’s executive level relocation program covering the costs of your relocation to Birmingham, Alabama. The Company will also provide you with up to $560,000 “loss on sale” protection on the sale of your current residence and a relocation bonus allowance of $200,000.

This letter sets forth the terms and conditions of our offer of employment to you and supersedes any earlier agreement, written or oral, with respect to the subject matter of this letter.

If you have any questions, please feel free to call me at 205-xxx-xxxx (office) or 205-xxx-xxxx (cell).

Sincerely,

/s/ David B. Edmonds
David B. Edmonds

cc:	C. Dowd Ritter